EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-99982, 333-48425, 333-58293, 333-93099, 333-127232, and 333-101186 on Form S-8 of the Voyager Learning Company of our report dated June 18, 2009 appearing in this Annual Report on Form 11-K of Voyager Learning Profit Sharing Retirement Plan for the year ended December 31, 2008.

Crowe Horwath LLP
South Bend, Indiana
June 18, 2009